Early “Soft Launch” Marketing Materials (Aug 7-14 2024)

[Script 1]

There's an alternative investment app coming out and no one else is letting you access these incredible asset classes.

Last year the average yield was 17% and as high as 32% better yet you can get started with as little as $50 and it's so simple to access lucrative returns.

Visit crowdcash.cc to learn more.

[Script 2]

Get passive income every month with this new tool this method is for everyone and it only takes $50 to get started.

Crazier yet is the average yield you could see is 17%

See Crowdcash lets you invest in these awesome assets called borrower payment dependent notes and you should visit Crowdcash.cc to learn more.

[Script 3]

Here's a stupid simple way to make money every month no referrals no courses and no reselling required.

The average yield last year was 17% and as high as 32%

plus you don't have to do anything at all other than sign up.

You only need $50 to get started and trust me you won't find this anywhere else.

Visit Crowdcash.cc to get started today